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                     February 3, 2021

       Michael Mettee
       Chief Financial Officer
       FB Financial Corp
       211 Commerce Street, Suite 300
       Nashville, Tennessee 37201

                                                        Re: FB Financial Corp
                                                            Form 10-K for
Fiscal Year ended December 31, 2019
                                                            Form 8-K filed
October 26, 2020
                                                            File No. 001-37875

       Dear Mr. Mettee:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance